Exhibit 99.1

CONTACTS:

CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
Sherrie Gutierrez	Laura Guerrant
Aviza Technology, Inc.	Guerrant Associates
Corporate Marketing Manager	Principal
Phone: +1 (831) 439-6382	Phone: +1 (808) 882-1467
Fax: +1 (831) 439-6223	Fax: +1 (808) 882-1267
sherrie.gutierrez@aviza.com	lguerrant@guerrantir.com

FOR IMMEDIATE RELEASE

AVIZA TECHNOLOGY ANNOUNCES FISCAL YEAR 2007
THIRD QUARTER FINANCIAL RESULTS

3QFY07 Revenues of $57.4 Million Increased 31.5% over 3QFY06;
Company Reports Improved Gross Margin

SCOTTS VALLEY, Calif., August 13, 2007—Aviza Technology, Inc. (NASDAQ: AVZA), a supplier of advanced semiconductor capital equipment and process technologies for the global semiconductor industry and related markets, today reported results for the third quarter of fiscal 2007, which ended June 29, 2007.

FINANCIAL HIGHLIGHTS — FISCAL 2007 THIRD QUARTER ENDED JUNE 29, 2007

•                  Third quarter revenues of $57.4 million increased 31.5% over the same period a year ago.

•                  Shipments for the third quarter of fiscal 2007 were $57.9 million.

•                  Gross margin for the third quarter of 2007 improved to 31.7%.

•                  Third quarter operating income of $1.9 million exceeded Company guidance.

•                  Third quarter net income of $509,000 marks the Company’s third consecutive quarter of net profitability.

•                  Aviza reported third quarter basic earnings per share of $0.02.

Jerry Cutini, Aviza’s President and CEO, said, “Results for the third quarter reflected a favorable product mix as well as continued execution on the Company’s outsourced manufacturing strategy.  We achieved our third consecutive quarter of net profitability, gross margins have sequentially improved and we exceeded our operating income guidance.”

Cutini continued, “We continue to make substantial progress toward meeting our business goals and objectives.  While the memory market undergoes a period of correction, a condition we believe to be temporary, we are keeping our eye on the longer term opportunities that we expect to emerge.  We are encouraged to see customers’ continued investments in development programs and R&D purchases, even though capacity additions are not at the levels previously seen over the last 3 — 4 quarters.  In recent weeks we’ve seen an increase in quote activity, which typically precedes revenue by a few quarters.”

BUSINESS HIGHLIGHTS — FISCAL 2007 THIRD QUARTER ENDED JUNE 29, 2007

•                  Aviza received a multiple system order for its Omega i2L etch system from the world’s largest semiconductor packaging and test company, Advanced Semiconductor Engineering Incorporated (ASE), headquartered in Taiwan.  ASE selected the Omega platform for its ability to provide the process and technology solutions for all key etch steps to meet ASE’s advanced packaging requirements.  This order marks another design win for Aviza in deep silicon etch applications.

•                  Aviza also received a multiple system order for its RVP-300plusTM thermal processing system from a leading foundry based in Taiwan.  The customer will use the RVP-300plus systems for diffusion and low pressure chemical vapor deposition (LPCVD) applications to meet their high-volume DRAM device manufacturing requirements for the 90-nm and below geometries at their latest 300-mm manufacturing facility.  This is a new 300-mm foundry customer for Aviza’s Thermal Business Unit and represents a major customer win.

•                  Aviza received a multi-system, multi-chamber order for its Celsior fxP single-wafer ALD system from a leading foundry in Taiwan.  The foundry, a new ALD customer for Aviza, plans to utilize the Celsior fxP systems for high-volume DRAM device production at the 90-nm and below geometries.  The tools will help support the foundry’s technology requirements and capacity targets for its 300-mm fab.

FORECAST — FISCAL 2007 FOURTH QUARTER ENDING SEPTEMBER 28, 2007

The Company’s guidance for the fourth quarter is predicated on a continued softness in the DRAM market.  Aviza expects that revenues for the fourth quarter of fiscal 2007 will be in the range of $45 million to $50 million, with operating results expected to range from income of approximately $500,000 to a loss of approximately $1.5 million, excluding restructuring costs.

Management is taking action to reduce the Company’s cost structure, including staff reductions.  Cutini concluded, “These actions will not compromise our strategic initiatives and will improve the Company’s long-term performance.”

DEMAND NOTICE FOR REGISTRATION RIGHTS

Aviza also announced today that it has received registration demands from VantagePoint Venture Partners and Caisse de dépôt et placement du Québec.  Under the terms of their respective agreements, Aviza is obligated to file a registration statement registering their shares of Aviza common stock with the Securities and Exchange Commission.

CONFERENCE CALL INFORMATION

Aviza Technology has scheduled a conference call today to discuss the Company’s financial results for the fiscal 2007 third quarter.  The call will be hosted by Jerry Cutini, president and chief executive officer, and Patrick O’Connor, executive vice president and chief financial officer.

Investors will have the opportunity to listen to the conference call over the Internet.  To listen to the live web cast today at 4:30 p.m. EDT / 1:30 p.m. PDT, log on to the Aviza website at www.aviza.com.  To access the live conference call today at 4:30 p.m. EDT / 1:30 p.m. PDT, dial 303-262-2075 or 800-240-2430.

A digital replay will be available on Aviza’s website at www.aviza.com under “Calendar of Events” in the “Investors” section of the website two hours after the conclusion of the conference call.

A telephone replay will also be available two hours after the conclusion of the conference call from August 13 to August 15, 2007. You may access the telephone replay by dialing 303-590-3000 or 800-405-2236 and entering confirmation code 11094672#.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements.  These forward-looking statements are based on our management’s current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations.  You should not rely upon these forward-looking statements as predictions of future events because we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur.  These forward-looking statements include, but are not limited to, the statements made by Jerry Cutini and all statements containing the words “believes,” “expects,” “forecast,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology.  Many factors could cause our actual results to differ materially from those projected in these forward-looking statements, including, but not limited to: variability of our revenues and financial performance; risks associated with product development and technological changes; the acceptance of our products in the marketplace by existing and potential future customers; disruption of operations or increases in expenses due to our involvement in litigation or caused by civil or political unrest or other catastrophic events; general economic conditions and conditions in the semiconductor industry in particular; the continued employment of our key personnel and risks associated with competition.  Some of these factors and other important factors are detailed in various Securities and Exchange Commission filings that we have made, particularly in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available from us without charge.  Please review these filings and do not place undue reliance on these forward-looking statements.  We assume no obligation to update these forward-looking statements.

About Aviza Technology, Inc.

Aviza Technology, Inc. designs, manufactures, sells and supports advanced semiconductor capital equipment and process technologies for the global semiconductor industry and related markets.  The company’s systems are used in a variety of segments of the semiconductor market, such as advanced silicon for memory devices, advanced 3-D packaging and power integrated circuits for communications.  Aviza’s common stock is publicly traded on the NASDAQ Global Market (NASDAQ GM: AVZA).  Aviza is headquartered in Scotts Valley, Calif., with manufacturing, R&D, sales and customer support facilities located in the United Kingdom, Germany, France, Taiwan, China, Japan, Korea, Singapore and Malaysia.  Additional information about the company can be found at http://www.aviza.com.

AVIZA TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 29,	September 29,
	2007	2006

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$21,992	$10,722
Accounts receivable, net	41,478	26,763
Inventory	47,401	54,499
Prepaid expenses and other current assets	7,373	6,638

Total current assets	118,244	98,622

Property and equipment - net	30,878	25,266

Intangible and other assets	4,813	5,218

TOTAL	$153,935	$129,106

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Bank borrowing - short term	$18,155	$28,632
Accounts payable	20,369	30,792
Warranty liability	12,025	10,816
Accrued liabilities	15,658	13,716

Total current liabilities	66,207	83,956

NOTE PAYABLE - Long term	15,014	6,256

Total liabilities	81,221	90,212

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock	117,876	88,657
Accumulated deficit and accumulated other comprehensive loss	(45,162)	(49,763)

Total stockholders' equity (deficit)	72,714	38,894

TOTAL	$153,935	$129,106

AVIZA TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Quarter Ended			Nine Months Ended
	June29,	March 30,	June 30,	June 29,	June 30,
	2007	2007	2006	2007	2006

NET SALES	$57,421	$61,638	$43,662	$181,251	$108,846

COST OF GOODS SOLD	39,246	42,714	32,916	125,304	81,774

GROSS PROFIT	18,175	18,924	10,746	55,947	27,072

OPERATING EXPENSES:
Research and development costs	8,101	8,011	6,547	23,815	17,743
Selling, general and administrative costs	8,217	8,221	6,795	24,846	18,392
In-process research and development	—	—	(29)	—	373

Total operating expenses	16,318	16,232	13,313	48,661	36,508

INCOME (LOSS) FROM OPERATIONS	1,857	2,692	(2,567)	7,286	(9,436)

OTHER INCOME (EXPENSE):
Interest income	146	110	79	283	132
Interest expense	(663)	(1,063)	(1,424)	(2,978)	(4,166)
Other income (expense) - net	(449)	11	16	(425)	(129)

Total other income (expense)	(966)	(942)	(1,329)	(3,120)	(4,163)

INCOME (LOSS) BEFORE INCOME TAXES	891	1,750	(3,896)	4,166	(13,599)

INCOME TAXES	382	395	70	1,178	310

NET INCOME (LOSS)	$509	$1,355	$(3,966)	$2,988	$(13,909)

Income (Loss) per share:
Basic	$0.02	$0.08	$(0.27)	$0.16	$(1.45)
Diluted	$0.02	$0.07	$(0.27)	$0.16	$(1.45)

Weighted average common shares:
Basic	20,763,221	17,538,955	14,667,980	18,150,976	9,563,903
Diluted	21,607,161	18,374,237	14,667,980	18,964,575	9,563,903